                                                                    EXHIBIT 7.2


                                 LOAN AGREEMENT


         THIS LOAN AGREEMENT (this "Agreement"), dated as of the 1st day of July, 1998 by and between AMERICAN NATIONAL BANK AND TRUST COMPANY OF CHICAGO ("BANK") a national banking association with its principal place of business at 120 South LaSalle Street, Chicago, Illinois 60603, and PETER W. NAUERT, ("Borrower"), who resides at 27 Riderwood Road, North Barrington, IL 60010, has reference to the following facts and circumstances:

         Pursuant to Borrower's request, Bank heretofore, now and from time to time hereafter, has and/or may loan or advance monies, extend credit and/or extend other financial accommodations or for the benefit of Borrower.

         NOW THEREFORE, in consideration of the terms and conditions set forth herein and of any loans or extensions of credit heretofore, now or hereafter made to or for the benefit of Borrower by Bank, the parties hereto agree as follows:

                            1. DEFINITIONS AND TERMS


     1.1 When used herein, the words, terms and/or phrases set forth below shall have the following meanings:

         A. "BORROWER'S LIABILITIES": all obligations and liabilities of Borrower to Bank (including without limitation all debts, claims, indebtedness and attorneys' fees and expenses as provided for in Paragraph 6.10) whether primary, secondary, direct contingent, fixed or otherwise, including Rate Hedging Obligations (as defined in subparagraph E herein), heretofore, now and/or from time to time hereafter owing, due or payable, however evidenced, created, incurred, acquired or owing and however arising, whether under this Agreement or the "Other Agreements" (hereinafter defined) or by operation of law or otherwise.

         B. "INDEBTEDNESS": (i) indebtedness for borrowed money or for the deferred purchase price of property or services; (ii) obligations as lessee under leases which shall have been or should be, in. accordance with generally accepted accounting principles, recorded as capital leases; and (iii) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) or (ii) above.

         C. "OTHER AGREEMENTS": all agreements, instruments and documents, including without limitation, guaranties, mortgages, deeds of trust, notes, pledges, powers of attorney, consents, assignments, contracts, notices security agreements, leases, subordination agreements, financing statements and all other written matter heretofore, now and/or



                              Page 10 of 136 Pages
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                  from time to time hereafter executed by and/or on behalf of
                  Borrower and delivered to Bank.

         D. "PERSONS": any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, entity, party or government (whether national, federal, state, county, city, municipal or otherwise, including without limitation, any instrumentality, division, agency, body or department thereof).

         E. "RATE HEDGING OBLIGATIONS": shall mean any and all obligations of the Borrower, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all agreements designed to protect the Borrower from the fluctuations of interest rates, exchange rates or forward rates applicable to such party's assets, liabilities or exchange transactions, including, but not limited to: interest rate swap agreements, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap, floor or collar agreements, forward rate currency agreements or agreements relating to interest rate options, puts and warrants, and (ii) any and all agreements relating to cancellations, buy backs, reversals, terminations or assignments of any of the foregoing.

1.2 Except as otherwise defined in this Agreement or the Other Agreements, all words, terms and/or phrases used herein and therein shall be defined by the applicable definition therefor (if any) in the Illinois Uniform Commercial Code.


                                    2. LOANS


2.1 Loans made by Bank to Borrower pursuant to this Agreement shall be evidenced by notes or other instruments issued or made by Borrower to Bank. Except as other wise provided in this Agreement or in any notes executed and delivered by Borrower to Bank in connection herewith, the principal portion of Borrower's Liabilities shall be payable by Borrower to Bank on the maturity date(s) described in any such note(s) (as the same may be amended or renewed). All costs, fees and expenses payable hereunder or under the Other Agreements, shall be payable by Borrower to Bank on demand, in either case at Bank's principal place of business or such other place as Bank shall specify in writing to Borrower.


2.2 Each loan made by Bank to Borrower pursuant to this Agreement or the Other Agreements shall constitute an automatic warranty and representation by Borrower to Bank that there does not then exist an "Event of Default" (as hereinafter defined) or any event or condition which with notice, lapse of time and/or the making of such loan would constitute an Event of Default.






                              Page 11 of 136 Pages
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2.3      This Agreement shall be in effect until all of Borrower's Liabilities have been paid in full and any and all commitments of Bank to make loans have terminated.


2.4 Bank's commitment to loan shall expire on the earlier of (i) the date on which Borrower's Liabilities mature under the terms of any note given by Borrower to Bank, or (ii) the occurrence of an Event of Default pursuant to
Section 5 hereof.


                               3. NEGATIVE PLEDGE


3.1 Borrower shall not incur, permit, or suffer to exist any lien upon any of its property or assets, now owned or hereafter acquired, except for the following permitted liens: (a) liens for taxes, assessments and governmental charges of levies imposed upon the Borrower's income or profits or property, if the same are not yet due and payable or if the same are being contested in good faith and as to which adequate cash reserves have been provided; (b) liens arising out of good faith deposits in connection with tenders, leases, real estate bids or contracts (other than contracts involving the borrowing of money), pledges, or deposits to secure (or in lieu) of surety, stay, appeal or customs bonds and deposits to secure the payment of taxes, assessments, customs duties or similar charges; and (c) encumbrances consisting of zoning restrictions, easements, or other restrictions on the use of real property, provided that such items do not impair the use of such property for the purposes intended, and none of which is violated by existing or proposed structures or land use.


              4. WARRANTIES, REPRESENTATIONS AND COVENANTS; GENERAL


4.1 Borrower warrants and represents to and covenants with Bank that: (a) Borrower has the right, power and capacity and is duly authorized and empowered to enter into, execute, deliver and perform this Agreement and the Other Agreements; (b) the execution, delivery and/or performance by Borrower of this Agreement and the Other Agreements shall not, by the lapse of time, the giving of notice or otherwise, constitute a violation of any applicable law or a breach of any provision contained in any agreement, instrument or document to which Borrower is now or hereafter a party or by which it is or may be bound; (c) Borrower is now and at all times hereafter, shall be solvent and generally paying its debts as they mature and Borrower now owns and shall at all times hereafter own property which, at a fair valuation, is greater than the sum of its debts; (d) Borrower is not and will not be during the term hereof in violation of any applicable federal, state or local statute, regulation or ordinance that, in any respect materially and adversely affects its business, property, assets, operations or condition, financial or otherwise; and (e) Borrower is not in default with respect to any indenture, loan agreement, mortgage, deed or other similar agreement relating to the borrowing of monies to which it is a party or by which it is bound.


     4.2 Borrower warrants and represents to and covenants with Bank that, unless permitted by the Rider attached hereto, Borrower shall not, without Bank's prior written consent thereto: (a) enter into any transaction not in the ordinary course of business which materially and adversely affects




                              Page 12 of 136 Pages
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Borrower's ability to repay Borrower's Liabilities, any other obligations and liabilities of Borrower; (b) other than as specifically permitted in or contemplated by this Agreement or the Other Agreements, encumber, pledge, mortgage, sell, lease or otherwise dispose of or transfer, whether by sale, loan, distribution, merger, consolidation or otherwise, any of Borrower's assets; and (c) incur Indebtedness except renewals or extensions of existing Indebtedness and interest thereon, and except Indebtedness that is unsecured and is to Persons who execute and deliver to Bank in form and substance acceptable to Bank and its counsel subordination agreements subordinating their claims against Borrower therefore to the payment of Borrower's Liabilities.


4.3 Borrower warrants and represents to and covenants with that Borrower shall furnish to Bank: (a) as soon as available but not later than ninety (90) days after the close of each fiscal year of Borrower, updated personal financial statements of Borrower, (b) income tax returns of Borrower as soon as they are available, and (c) such other data and information (financial and otherwise) as Bank, from time to time, may reasonably request.


                                   5. DEFAULT


5.1 The occurrence of any one of the following events shall constitute a default by the Borrower ("Event of Default") under this Agreement: (a) if Borrower fails to pay any of Borrower's Liabilities when due and payable or declared due and payable (whether by scheduled maturity, required payment, acceleration, demand or otherwise); (b) if Borrower fails or neglects to perform, keep or observe any term, provision, condition, covenant, warranty or representation contained in this Agreement which remains uncured for a period of thirty (30) days after written notice thereof; (c) occurrence of a default or Event of Default under any of the Other Agreements heretofore, now or at any time hereafter delivered by or on behalf of Borrower to Bank; (d) occurrence of a default or an Event of Default under any agreement, instrument or document heretofore, now or at any time hereafter delivered to Bank by any guarantor of Borrower's Liabilities or by any Person which has granted to Bank a security interest or lien in and to some or all of such Person's real or personal property to secure the payment of Borrower's Liabilities; (e) if any of Borrower's assets are attached, seized, subjected to a writ, or are levied upon or become subject to any lien or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors; (f) if a notice of lien, levy or assessment is filed of record or given to Borrower with respect to all or any of Borrower's assets by any federal, state, local department or agency; (g) if Borrower or any guarantor of Borrower's Liabilities becomes insolvent or generally fails to pay or admits in writing its inability to pay debts as they become due, if a petition under Title 12 of the United States Code or any similar law or regulation is filed by or against Borrower or any such guarantor, if Borrower or any such guarantor shall make an assignment for the benefit of creditors, if any case or proceeding is filed by or against Borrower or any such guarantor for its dissolution or liquidation, or if Borrower or any such guarantor is enjoined, restrained or in any way prevented by court order from conducting all or any material part of its business affairs; (h) the death or incompetency of Borrower or any guarantor of Borrower's Liabilities, or the appointment of a conservator for all or any portion of Borrower's assets; (i) the revocation, termination, or cancellation of any guaranty of Borrower's Liabilities without written consent of Bank; (j) if Borrower or any guarantor of Borrower's Liabilities is in default in the payment of any obligations, indebtedness or other




                              Page 13 of 136 Pages
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liabilities to any third party and such default is declared and is not cured within the time, if any, specified therefor in any agreement governing the same; or (k) if any material statement, report or certificate made or delivered by Borrower, any of Borrower's partners, officers, employees or agents or any guarantor of Borrower's Liabilities is not true and correct.


5.2 All of Bank's rights and remedies under this Agreement and the Other Agreements are cumulative and non-exclusive.


5.3 Upon an Event of Default or the occurrence of any one of the events described in Paragraph 5.1, without notice by Bank to or demand by Bank of Borrower, Bank shall have no further obligation to and may then forthwith cease advancing monies or extending credit to or for the benefit of Borrower under this Agreement and the Other Agreements. Upon an Event of Default, without notice by Bank to Borrower, Borrower's Liabilities shall be due and payable, forthwith.


5.4 Any notice required to be given by Bank to Borrower deposited in the United States mail, postage prepaid shall be delivered by registered or certified mail to the address specified at the beginning of this Agreement not less than ten (10) days prior to such proposed action, shall constitute commercially reasonable and fair notice to Borrower thereof.


5.5 Under an Event of Default Borrower waives and releases any cause of action and claim against Bank's possession or collection of the monies, reserves, deposits, deposit accounts and interest or dividends thereof, cash or cash equivalents, collectively the "Monies", in conjunction with this Loan Agreement.


                                   6. GENERAL


6.1 Borrower waives the right to direct the application of any and all payments at any time or times hereafter received by Bank on account of Borrower's Liabilities and Borrower agrees that Bank shall have the continuing exclusive right to apply and re-apply any and all such payments in such manner as Bank may deem advisable, notwithstanding any entry by Bank upon any of its books and records.


6.2 This Agreement and the Other Agreements shall be binding upon and inure to the benefit of the heirs, representatives, successors and assigns of Borrower and Bank.


6.3 Bank's failure to require strict performance by Borrower of any provision of this Agreement shall not waive, affect or diminish any right of Bank thereafter to demand strict compliance and performance therewith. Any suspension or waiver by Bank of an Event of Default by Borrower under this Agreement or the Other Agreements shall not suspend, waive or affect any other Event of



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Default by Borrower under this Agreement or the Other Agreements, whether the same is prior or subsequent thereto and whether of the same or of a different type. None of the undertakings, agreements, warranties, covenants and representations of Borrower contained in this Agreement or the Other Agreements and no Event of Default by Borrower under this Agreement or the Other Agreements shall be deemed to have been suspended or waived by Bank unless such suspension or waiver is by an instrument in writing signed by an officer of Bank and directed to Borrower specifying such suspension or waiver.


6.4 If any provision of this Agreement or the Other Agreements or the application thereof to any person, entity or circumstance is held invalid or unenforceable, the remainder of this Agreement and the Other Agreements and the application of such provision to other Persons, or circumstances will not be affected thereby and the provisions of this Agreement and the Other Agreements shall be severable in any such instance.


6.5 Borrower hereby appoints Bank as Borrower's agent and attorney-in-fact for the purpose of carrying out the provisions of this Agreement and taking any action and executing any agreement, instrument or document which Bank may reasonably deem necessary or advisable to accomplish the purposes hereof which appointment is irrevocable and coupled with an interest. All monies paid for the purposes herein, and all costs, fees and expenses paid or incurred in connection therewith, shall be part of Borrower's Liabilities, payable to Borrower to Bank on demand.


6.6 Except as otherwise specifically provided in this Agreement, Borrower waives any and all notice or demand which Borrower might be entitled to receive by virtue of any applicable statute or law, and waives presentment, demand and protest and notice of presentment protest default, dishonor, non-payment, maturity, release, compromise, settlement, extension or renewal of any and all agreements, instruments or documents at any time held by Bank on which Borrower may in any way be liable.


6.7 Except as otherwise provided in the Other Agreements, if any provision contained in this Agreement is in conflict with, or inconsistent with any provision in the Other Agreements, the provision of this Agreement shall control. If any provision of the Rider attached hereto is in conflict with, or inconsistent with any provision in this Agreement, the terms of the Rider shall control.


6.8 The terms and provisions of this Agreement and the Other Agreements shall supersede any prior agreement or understanding of the parties hereto, and contain the entire agreement of the parties hereto with respect to the matters covered herein. This Agreement and the Other Agreements may not be modified, altered, or amended except by an agreement in writing signed by Borrower and Bank. This Agreement shall continue in full force and effect so long as any portion or component of Borrower's Liabilities shall be outstanding. All of Borrower's warranties, representations, undertakings, and covenants contained in this Agreement or the Other Agreements shall survive the termination or cancellation of the same. Should a claim ("Recovery Claim") be made upon the Bank at any time for




                              Page 15 of 136 Pages
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recovery of any amount received by the Bank in payment of Borrower's Liabilities
(whether received from Borrower or otherwise) and should the Bank repay all or part of said amount by reason of (1) any judgment, decree or order of any court or administrative body having jurisdiction over Bank or any of its property; (2) any settlement or compromise of any such Recovery Claim effected by the Bank with the claimant (including Borrower), this Agreement and the security interests granted Bank hereunder shall continue in effect with respect to the amount so repaid to the same extent as if such amount had never originally been received by the Bank, notwithstanding any prior termination of this Agreement, the return of this Agreement to Borrower, or the cancellation of any note or other instrument evidencing Borrower's Liabilities.


6.9 This Agreement and the Other Agreements shall be governed and controlled by the internal laws of the State of Illinois and not the law of conflicts.


6.10 If at any time or times hereafter, whether or not Borrower's Liabilities are outstanding at such time, Bank: (a) employs counsel for advice or other representation, (i) with respect to this Agreement, the Other Agreements or the administration of Borrower's Liabilities, (ii) to represent Bank in any litigation, arbitration contest, dispute, suit or proceeding or to commence, defend or intervene or to take any other action in or with respect to any litigation, contest, dispute, suit or proceeding (whether instituted by Bank, Borrower or any other Person) in any way or respect relating to this Agreement, the Other Agreements, or Borrower's affairs, or (iii) to enforce any rights of Bank against Borrower or any other Person which may be obligated to Bank by virtue of this Agreement or Other Agreements; (b) takes any action with respect to administration of Borrower's Liabilities; and/or (c) attempts to or enforces any of Bank's rights or remedies under this Agreement or the Other Agreements, the reasonable costs, fees and expenses incurred by Bank with respect to the foregoing, shall be part of Borrower's Liabilities, payable by Borrower to Bank on demand; PROVIDED, HOWEVER, that the foregoing obligations of Borrower shall terminate from and after the repayment in full of all of the Borrower's Indebtedness to Bank.


6.11 BORROWER IRREVOCABLY AGREES THAT, SUBJECT TO BANK'S SOLE AND ABSOLUTE ELECTION, ALL ACTIONS OR PROCEEDINGS IN ANY WAY, MANNER OR RESPECT, ARISING OUT OF OR FROM OR RELATED TO THIS AGREEMENT OR THE OTHER AGREEMENTS SHALL BE LITIGATED ONLY IN COURTS HAVING SITUS WITHIN THE CITY OF CHICAGO, STATE OF ILLINOIS, AND BORROWER HEREBY CONSENTS AND SUBMITS TO THE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURT LOCATED WITHIN SAID CITY AND STATE. BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO TRANSFER OR CHANGE THE VENUE OF ANY LITIGATION BROUGHT AGAINST BORROWER BY BANK IN ACCORDANCE WITH THIS PARAGRAPH


6.12 BORROWER HEREBY IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, COUNTERCLAIM OR PROCEEDING (I) TO ENFORCE OR DEFEND ANY RIGHTS UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE OTHER AGREEMENTS, OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT




                              Page 16 of 136 Pages
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DELIVERED OR WHICH MAY TN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR
THEREWITH OR (II) ARISING FROM ANY DISPUTE OR CONTROVERSY ARISING IN CONNECTION WITH OR RELATED TO THIS AGREEMENT, THE OTHER AGREEMENTS OR ANY SUCH AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT, AND AGREES THAT ANY SUCH ACTION, SUIT, COUNTERCLAIM OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.


     6.13 THIS LOAN AGREEMENT IS SUBJECT TO THE TERMS OF A RIDER OF EVEN DATE HEREWITH BETWEEN BORROWER AND BANK WHICH IS ATTACHED HERETO AND MADE A PART HEREOF.





                              Page 17 of 136 Pages
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         IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year specified at the beginning hereof.


BORROWER:


By:
----------------------------------

Print or Type Name:
----------------------------------

Its:
----------------------------------


   Accepted this __ day of ___________, 19__, a Bank's principal place of business in the City of Chicago, State of Illinois.

AMERICAN NATIONAL BANK AND
TRUST COMPANY OF CHICAGO



By:
----------------------------------

Print or Type Name:
----------------------------------

Its:
----------------------------------




                              Page 18 of 136 Pages

                                      RIDER
                                      -----

         This Rider ("Rider") to Loan Agreement ("Loan Agreement") is made and entered into this ______ day of ______________, 1998 by and between Peter W. Nauert ("Borrower") and American National Bank and Trust Company of Chicago ("Bank").

1. COVENANTS OF THE BORROWER. Borrower agrees that, so long as any of the Borrower's Liabilities remain outstanding, except to the extent compliance in any case or cases is waived in writing by Bank:

     (a) Borrower shall, as of the end of each calendar year, maintain a ratio of Indebtedness (including Borrower's Liabilities) to net worth (determined in accordance with generally accepted accounting principals consistently applied) of not more than .5 to 1.

     (b) Borrower shall, at all times, maintain a ratio of liquid assets (excluding Conseco, Inc. common stock and stock and other equity holdings of Central Reserve Life Corporation) to one-half (1/2) of the then outstanding "Revolving Commitment" of not less than 2 to 1. For the purposes hereof, the term "Revolving Commitment" means the maximum credit availability under the Revolving Note of even date herewith in the original principal amount of $15,000,000 from Borrower to Bank ("Revolving Note").

     (c) Borrower will furnish or cause to be furnished to Bank in form reasonably acceptable to Bank:

          (i) On June 30 of each year and upon request of Bank from time to time, a certificate from Borrower that no material adverse change has occurred with respect to Borrower's assets or financial condition as reported to Bank at each fiscal year end; and

          (ii) Within fifteen (15) days after the end of each month, brokerage statements verifying Borrower's asset holdings;

     (d) Notwithstanding anything contained in Section 4.2 of the Loan Agreement to the contrary, Borrower may, without the Bank's consent, (i) sell assets in an amount not to exceed $10,000,000 in any calendar year and (ii) guaranty additional Indebtedness in an aggregate amount not to exceed $5,000,000.

2. USE OF PROCEEDS. Borrower shall use the proceeds of the Revolving Note solely to purchase shares of Central Reserve Life Corporation, an Ohio Corporation ("CRLC") Notwithstanding the foregoing, Borrower may use the proceeds of the Revolving Note to make loans ("Recipient Loans") to Val Rajic, Mike Cavataio and/or Billy Hill (the "Recipients"), provided (i) each Recipient uses the proceeds of the Recipient Loans to purchase shares of CRLC, (ii) the terms of the Recipient Loans are acceptable to the Bank in its sole discretion, (iii) Borrower pledges and grants to Bank a security interest in and to the Recipient Loans in form and substance satisfactory to Bank (which security interest shall terminate with respect to a Recipient Loan upon full repayment, either in cash, marketable



                              Page 19 of 136 Pages
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securities or a combination thereof, of such Recipient Loan to Borrower), and
(iv) the aggregate amount of the Recipient Loans does not exceed the lesser of
(a) $3,000,000 or (b) one-third (1/3) of the outstanding principal balance of the Revolving Note.

3. CONDITIONS PRECEDENT. The obligation of Bank to make the initial or any subsequent advances under the Revolving Note are subject to the following conditions precedent:

   (a) Each of the representations and warranties in the Loan Agreement are true and correct in all material respects.

   (b) Borrower shall be in full compliance in all material respects with all of the terms and conditions of the Loan Agreement (including this Rider) and no Default or Event of Default shall have occurred and be continuing.

   (c) Bank shall have received all other documents required under the Loan Agreement (including this Rider), duly executed by the appropriate parties thereto.

   (d) The loan by the Bank to Strategic Acquisition Partners, L.L.C. dated December 16, 1997 in the principal amount of $20,000,000 shall have been repaid to the Bank in full.

   (e) No material adverse changes, as determined by Bank, shall have occurred in the financial condition or assets of the Borrower.

   (f) There shall not have been instituted or threatened, any material (as determined by Bank) litigation or proceeding in any court or administrative forum to which the Borrower is or is threatened to be a party.

   (g) Such other documents, assignments, financial statements or other items as shall be reasonably required by the Bank.

4. CONFLICTS. In the event of a conflict between the terms of this Rider and the terms of the Loan Agreement, the terms of this Rider shall govern as control.

5. DEFINED TERMS. Terms not defined herein shall have the meanings ascribed to them in the Loan Agreement.




                              Page 20 of 136 Pages

         IN WITNESS WHEREOF, the parties have executed this Rider or the date first above written.


                                Borrower:



                                ----------------------------------------
                                Peter W. Nauert


                                Accepted:
                                American National Bank and Trust
                                Company of Chicago



                                By:
                                ----------------------------------------

                                Its:
                                ----------------------------------------





                              Page 21 of 136 Pages